Exhibit 99.1

NEWS
From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply, Inc. Completes Shelter Acquisition

PEABODY, MA—(BUSINESS WIRE)—October 14, 2005-Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon” or the “Company”) announced today that it has completed its previously announced acquisition of Shelter Distribution, Inc. (“Shelter”), a leading distributor of roofing and other building products headquartered in McKinney, Texas. Shelter currently operates 50 branches in 14 states throughout the Midwest, Central Plains and Southwest regions of the United States.

The purchase price paid was approximately $170.3 million in cash, including transaction costs and an adjustment for changes in working capital and other items since the announcement of the acquisition.  The adjustment was primarily a result of Shelter’s seasonal working capital changes, and is subject to a post-closing review. Based upon Shelter’s future performance, their stockholders may also qualify for an earn-out payment.

Beacon has also finalized the refinancing of its credit facility to provide for sufficient credit to fund the purchase price and acquisition costs.

Robert Buck, CEO of Beacon, stated, “We are pleased to announce the consummation of the Shelter acquisition and we look forward to an efficient and smooth integration. The combining of our talented employees has resulted in a powerful presence in the building supply industry.”

About Beacon Roofing Supply, Inc.:

Beacon Roofing Supply, Inc., a leading distributor of roofing materials and complementary building products, now operates 134 branches in 28 states in the Northeast, Mid-Atlantic, Southeast, Midwest, Central Plains and Southwest regions of the United States and in Eastern Canada.

For more information:  Dave Grace, CFO 978-535-7668

SOURCE:  Beacon Roofing Supply, Inc.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risks Relating to Our Business and Industry” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.